                                                                   EXHIBIT 10.20

                           [TIMES MIRROR LETTERHEAD]

December 22, 1999

PERSONAL AND CONFIDENTIAL

Thomas Unterman
1451 Amalfi Drive
Pacific Palisades, CA 90272

Dear Tom:

This letter will confirm our previous discussions and shall constitute the agreement ("Agreement") reached with you concerning the terms and conditions under which your active status with The Times Mirror Company (the "Company") will cease, and the benefits and payments which you will receive from the Company during a leave of absence and upon the termination of your employment. This Agreement and the benefits and payments described in it are conditioned upon your execution of and compliance with the terms and conditions set forth in this Agreement.

1. Employment Status: Before the end of 1999, by executing a letter of resignation, you will relinquish the titles and duties of Executive Vice President and Chief Financial Officer, as well as any other positions you may hold within the Company, any of its subsidiaries and affiliates, including assignments to any committees, and any positions you may hold with other entities in which you are acting on behalf of the Company. Effective the close of business on December 27, 1999 (the "Effective Date") regardless of whether you become disabled prior to such date, your active employment with the Company will terminate and you will be placed on an unpaid leave of absence ("Leave of Absence"). Regardless of your employment with another employer, your employment with the Company, as well as the Leave of Absence, will terminate on the earlier of (i) the date you elect to terminate employment by providing written notice to either the Senior Vice President of Human Resources or the Secretary of Times Mirror or (ii) December 31, 2004 ("Termination Date").

2. Special Payments for Consulting Services: (a) Provided you are available to provide the consulting assistance and special services to the Company's management as described in the attached memo from you dated October 4, 1999, or such other services as may be requested and agreed to, commencing in 2000, an amount of $50,000 (less appropriate withholdings) will be payable prior to December 31 of each year of your Leave of Absence. If your employment terminates before the end of the Leave of Absence or if you are no longer available to provide the consulting assistance and requested special services, these payments will cease.

Thomas Unterman
December 22, 1999
Page 2

       (b) In lieu of paying these special payments to you in cash, each annual special payment of $50,000, less appropriate withholdings, will be credited to a special deferral account in the Times Mirror Company Deferred Compensation Plan for Executives as of October 1 of each year of the Leave of Absence. The balance in these special deferral accounts will be paid to you in accordance with your election to be completed by you when you execute this Agreement. Attached is an election form to be used for this purpose and your election will apply to all your special deferral accounts resulting from these special payments.

       (c) For purposes of Regulation S-K of the Securities Exchange Act of 1934 ("Regulation S-K"), these special payments made to you under this Agreement shall be deemed to be severance payments and not salary or bonus.

3. Annual Bonus Incentive Award: In consideration of the provisions of this Agreement, you and the Company agree that you will not receive any payment under the Company's 1999 bonus incentive plan, and you will cease participation in the Company's bonus incentive plans with respect to 2000 and thereafter.

4. (a) Payment: In consideration of the terms and provisions of this Agreement, you will receive a payment of $675,000. This amount will be paid and/or deferred as follows: $350,000, less appropriate withholdings, will be paid to you in cash in February, 2000 and $325,000, less appropriate withholdings, will be credited to a special deferral account under the Times Mirror Company Deferred Compensation Plan for Executives as of February 15, 2000. The balance of the special deferral account will be paid to you commencing in the January following your Termination Date in fifteen annual installments. For purposes of Regulation S-K, this special payment shall be deemed to be a severance payment and not bonus.

       (b) Matching Bonus Restricted Stock: You will be eligible to participate in the matching bonus restricted stock program relative to the payment described in paragraph 4(a). Provided you place on deposit shares of Times Mirror stock equal in value to 25% of the payment described in paragraph 4(a), you will receive an equal number of shares of matching bonus restricted stock. The restrictions on these shares will lapse in accordance with the terms of the matching bonus restricted stock program.

5. Group Benefits: (a) While you are still actively employed, all group health care and group insurance benefits offered to active full-time employees to which you are currently entitled and/or enrolled will continue in accordance with your enrollment elections and the terms of the plans. While on your Leave of Absence, for a maximum period of one year, you will remain eligible for the Company's group insurance programs offered to active employees, except as noted below. Your contributions for these coverages will be at the same rate paid by active employees and since your Leave of Absence will be unpaid, you will be required to make your contributions for benefit coverages through direct payments to the Company. These coverages will cease at such time as you become eligible for coverage under another employer's group health care plans.

Thomas Unterman
December 22, 1999
Page 3

       (b) As of the Effective Date, which is the date that your active employment terminates, your coverage under business travel and the short and long term disability programs will cease. You have the option to convert part of your business travel insurance to an individual policy, subject to established rules and plan limitations. In addition, as a participant in the long-term disability plan ("LTD"), you may convert part of your LTD coverage to a trust policy. If you apply for an LTD monthly benefit amount in excess of $4,000, you must complete a Statement Relating to Insurability form and a blood test will be required. Additional information regarding LTD conversion is attached for your reference. If you wish to take advantage of either or both of these conversion options, your application(s) must be received by the respective insurance carrier(s) within 31 days from the date your coverage terminates; otherwise, you will waive your right to convert.

       (c) Upon the earlier of the end of the first year of your Leave of Absence, the date you become eligible for other health care coverage or your Termination Date, all other employee benefit plan coverages, including but not limited to health care coverage as well as participation in the Tax-Saver HealthCare account, will cease. You have the option, subject to established rules and plan limitations, to convert all or part of your basic life and voluntary accidental death and dismemberment coverages to individual policies. If you wish to take advantage of this option, your application(s) must be received by the insurance carrier(s) within 31 days from the date your coverages terminate, otherwise you will waive your right to convert. Prudential will contact you directly concerning the portability and conversion options available under the Group Universal Life Insurance program. Our records indicate that you are not enrolled in the long-term care plan.

       (d) If you are covered under one of the Company-sponsored health care plans or if you participate in the Tax-Saver HealthCare account, upon termination of your health care coverage (at the earlier of the end of the first year of your Leave of Absence, the date you become eligible for other health care coverage or your Termination Date), you may elect to continue the coverage currently in effect for you and your covered dependents under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as specified by that statute. COBRA coverage may be continued for up to 18 months (up to 29 months for any eligible individual who is disabled as determined by the Social Security Administration during the first 60 days of COBRA coverage -- this eleven-month extension is also available to nondisabled family members who are entitled to COBRA continuation coverage) or until the individual is covered, after COBRA is elected, under another group health plan with no pre-existing condition limitation affecting his or her coverage or is entitled to Medicare, whichever occurs first. The COBRA election notice and form will be mailed to you upon the termination of coverage. If you and/or your eligible dependents wish to elect COBRA continuation coverage, the completed election form must be returned to the Company within 60 days from the date the notice is sent or the date your coverage terminated, whichever is later. You are not automatically enrolled in COBRA coverage. In addition, you will be eligible for any conversion privileges available under the terms of any of the plans in which you are enrolled and/or participate. If you do not wish to extend health coverage under COBRA, you may, subject to established rules, convert your group medical

Thomas Unterman
December 22, 1999
Page 4

       coverage to an individual policy without proof of good health. The converted policy may not provide the same coverage as the group plan. The levels of coverage may be less and an overall lifetime maximum benefit may apply. If you are interested in converting your group coverage to an individual policy, you must apply and pay your first premiums to the health care carrier within 31 days from the date coverage ceased. Application may be obtained directly from the carriers by contacting their member services department or, if you are covered under the Aetna plan, from the Company's employee benefits representative, If COBRA continuation coverage is elected for the medical coverage, and coverage ends because the maximum coverage period expires, you have another opportunity to covert to an individual policy during the 180-day period that ends on the expiration date.

       (e) Your participation in the Tax-Saver HealthCare account will cease upon the earlier of the end of the first year of your Leave of Absence, the date you become eligible for other health care coverage or your Termination Date. If you are enrolled in the Tax-Saver HealthCare Account when your coverage ceases, you may continue to access the account for expenses incurred before your participation ceases. You may only access the account for expenses incurred beyond that date if you continue to make the elected contributions through COBRA. Our records indicate that you have not enrolled in the Tax-Saver Dependent Care Account.

6. Retirement Benefits: You are currently vested in your benefits earned under the Company's retirement plans, including the Times Mirror Pension Plan, Employee Stock Ownership Plan ("ESOP"), Savings Plus Plan and the Supplemental Executive Retirement Plan, (these plans are referred to collectively as the "Retirement Plans"). After the Effective Date, you will not accrue any further benefits under the Times Mirror Pension Plan and the Supplemental Executive Retirement Plan, nor will there be any further deferrals under the Savings Plus Plan. Your account balances under the ESOP and the Savings Plus Plan will remain invested in accordance with plan terms until they are distributed. After your Termination Date, you will be entitled to receive any vested accrued benefits under these Retirement Plans in accordance with the terms of the Retirement Plans and any elections you make under the Retirement Plans. Distributions under each Retirement Plan shall be made in accordance with the terms and procedures of each respective Retirement Plan based on your participation and vesting under the Retirement Plans.

7. Stock Options: (a) You presently hold options to purchase shares of stock under the Times Mirror Company stock option plans (the "Option Plans"). Prior to and during your Leave of Absence, options will continue to vest in accordance with the grants and the terms of the Option Plans, and to the extent that options are vested and exercisable during your Leave of Absence, they may be exercised in accordance with the terms of the Option Plans. You will not be eligible for any future stock option grants.

Thomas Unterman
December 22, 1999
Page 5

       (b) Management grants: For purposes of the Option Plans, as of your Termination Date, you will be considered an early retiree and the rules regarding the vesting and exercise of your stock options will be determined under the terms of the Option Plans. For options granted prior to 1998, a portion of your options which are not otherwise exercisable prior to your Termination Date may become exercisable in accordance with the formula set forth in the Option Plans based on your service since the grant date. To the extent that such options are vested and exercisable as of your Termination Date, they may be exercised in accordance with the terms of the Option Plans for a period of three years following your Termination Date or through the term of the option, depending upon the grant. Options not exercisable will be canceled on your Termination Date. Options granted after 1997 will continue to vest in accordance with their terms after your Termination Date and will be exercisable through the term of the options, provided your Termination Date is on or after the first anniversary of each respective grant date.

       (c) Specific details on your personal vesting, exercise rights, and procedures may be obtained from the Executive Compensation and Stock Benefits group of Human Resources at Times Mirror (213) 237-3973.

8. Restricted Stock: During your Leave of Absence, restrictions will continue to lapse on your shares of restricted stock in accordance with the provisions of the restricted stock program. Upon your Termination Date, any shares of restricted stock still subject to restrictions will be canceled.

9. Matching Bonus Restricted Stock: For purposes of applying the provisions of the matching bonus restricted stock program, you will be considered an early retiree. The restrictions on your shares of matching bonus restricted stock will lapse four years after the award provided you leave the appropriate number of your personal shares on deposit with the Company during that period. Upon the lapse of the restrictions, your personal shares will be returned to you and the matching bonus restricted stock will be issued to you with no restrictions.

10. Deferred Compensation Plan: Any amounts you have deferred into the Times Mirror Company Deferred Compensation Plan for Executives will be paid to you in accordance with your prior elections.

11. Other Perquisites and Benefits: All other perquisites and employee benefits and your participation in all other employee benefit programs not described herein will terminate on the Effective Date, except for your participation in the Times Mirror Matching Gifts Program which will cease as of your Termination Date unless you are considered a retiree under that program. The Company payment of dues to the California Club, as well as any other club dues including the Admiral's Club, and for various subscriptions will cease on the Effective Date. Further, you will repay the Company an amount of $6,000 which represents about one-half of the initiation fee in the California Club paid by the Company on your behalf.

Thomas Unterman
December 22, 1999
Page 6

12. Timing of Payments: The special payments to be made or deferred pursuant to this Agreement will be paid or deferred as specified in the Agreement only following your execution of this Agreement and the expiration of the seven (7) day revocation period (and provided you have not exercised any of your revocation rights) unless otherwise indicated in this Agreement.

13. Withholding and Taxes: All payments required to be made by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. You shall be responsible for any and all income taxes or other taxes incurred by you as a result of your receipt of any payments from the Company.

14. Company Property: (a) Your privileges under all Company credit cards will cease on the Effective Date. On that date, you will return all such credit cards. The Company will prepare an accounting of your expense account and credit card balances as of that date. All business expenses through the Effective Date are to be submitted within 30 days of the Effective Date. The net amount due between you and the Company may be added to or subtracted from the payments described above if no other reimbursement method is used.

       (b) In addition, as of the Effective Date, you will return to the Company all property of the Company, including, without limitation, all equipment, tangible proprietary information documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by you or the Company in the course of or incident to your employment with the Company.

15. Confidentiality: You agree to keep the terms of this Agreement strictly confidential and you agree that you will not disclose its terms to anyone other than your legal or financial advisor(s), relevant taxing authorities, and appropriate family members, and except as required by law. Further, to the extent to which information contained in this Agreement is disclosed to any other person, you agree to obtain from them the promise not to disclose this information unless required to do so by law, a court or governmental authority. The Company agrees to keep the terms of this Agreement confidential except to the extent that disclosure of the terms is required in the ordinary course of business operations necessary or advisable to effect the terms of this Agreement or as required by relevant taxing authorities or as required by law.

16. No Claims: You represent and warrant to the Company that you have not instituted any complaints, charges or other proceedings against the Company or any of its subsidiaries and affiliates with any governmental agency, any court, or any arbitration agency or tribunal, and that, as a condition of this Agreement, you hereby waive any right to recovery in any such action or proceeding if you should file at any time hereafter; provided, however, that this shall not limit you from instituting such proceedings as may be necessary for the sole purpose of enforcing your rights under this Agreement or your rights

Thomas Unterman
December 22, 1999
Page 7

       to payment of benefits under any benefit plan sponsored by the Company in which you participated on the date of this Agreement.

17. Company Information: (a) You acknowledge that in the course of your employment with the Company, certain factual and strategic information specifically related to the Company and its subsidiaries and affiliates has been disclosed to you in confidence which was for the use of the Company or any or all of its subsidiaries and affiliates ("Company Information"). You understand and agree that you (i) will keep such Company Information confidential at all times during and after your employment with the Company, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on your own behalf, or on behalf of any third party; provided that this Agreement does not apply to information that becomes publicly available.

       (b) In view of the nature of your employment and the nature of Company Information which you received during the course of your employment, you agree that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential status of Company Information and to the Company or any and all of its subsidiaries and affiliates, and that therefore, the Company shall be entitled to an injunction prohibiting you from any such disclosure, attempted disclosure, violation, or threatened violation. When specific Company Information becomes generally available to the public other than by your acts or omissions, it is no longer subject to restrictions in this paragraph. However, Company Information shall not be deemed to come under this exception merely because it is included within more general information which is or becomes generally available to the public. The undertaking set forth in this paragraph shall survive the termination of this Agreement.

18. Director and Officer Liability Coverage: During your period of active employment as an officer of the Company, under the bylaws of the Company, you were covered under The Times Mirror Company's directors' and officers' liability coverage. This coverage will continue in effect with respect to the period of time during which you served as an officer of the Company and with respect to your actions related to your employment as an officer of the Company. In any event, the Company will indemnify you, in the manner and to the extent permitted by law, from any claims, demands, lawsuits, judgments and related expenses arising from your good faith performance as an officer of the Company during the period of your active employment with the Company.

19. Restrictive Covenant: (a) During your employment with the Company, you have held high executive positions and responsibilities. As a result, you have had access to the means by which the Company's operating units and affiliates conduct their businesses, including, but not limited to, trade secrets, confidential information and future plans. The interests of the Company require that certain reasonable limitations be imposed upon the extent to which you may become employed by competitors of the Company. Accordingly, for the period represented by the special payments and Leave of Absence under this Agreement, and subject to the provisions of subparagraph (b) below, you agree that you shall not directly or

Thomas Unterman                                         Includes change in
December 22, 1999                                       subparagraph 19(a)(iii)
Page 8 (as revised)                                     agreed to on l/10/2000

       indirectly, and whether as a principal, partner, officer, director, employee, consultant, venturer, agent or otherwise, alone or in association with any person, carry on, be engaged or take part in or render services to any entity or business which is engaged in competition with the Company or any of its subsidiaries and affiliates in any area in the United States or in any foreign country in which the Company or any such subsidiary or affiliate engages in business during the term of this Agreement. Included within the meaning of an indirect interest would be, by way of example only, an interest in a trust, corporation, venture, or partnership which in turn owns an interest in any such competitive business, or an interest in any such competitive business held through a nominee, agent, option or other device. The foregoing provisions do not apply to: (i) an investment in stock of any publicly held corporation if the market value of such investment when acquired does not exceed $1,000,000 or to any investment in a mutual fund; (ii) any investment held by TMCT Ventures, L.P. which the Company's representatives on the investment committee of TMCT Ventures, L.P. have voted to approve; or
       (iii) the holding of any interest in any Investment Company, as defined in subparagraph (c), below, acquired at a point in time when the Company or any of its subsidiaries or affiliates are not engaged in the business in which the Investment Company is engaged.

       (b) You further agree that you will not, until December 31, 2004, without the express prior written consent of the Chief Executive Officer of the Company, whether for your own account or for the account of any other person, directly or through an agent, (i) attempt to persuade any officer or employee of the Company or any of its subsidiaries or affiliates to leave such employment, or (ii) interfere with the relationship between the Company or any its subsidiaries or affiliates and any of their respective customers, vendors, suppliers or contractors.

       (c) The Company understands and agrees that you are or may be providing services or furnishing advice to (i) TMCT Ventures, L.P., (ii) TMCT II, LLC (the limited partner in TMCT Ventures, L.P.), (iii) Chandler Trust No. 1 or (iv) Chandler Trust No. 2 and the Company agrees that providing such services or furnishing such advice does not contravene any provision of this Agreement. However, you may also be providing services and furnishing advice to companies in which the entities described in subparagraphs (i) through (iv) have acquired or may acquire an interest or business relationship (the "Investment Company(s)"), and any such activities engaged in by you shall be subject to the provisions of paragraphs 17 and 19 of this Agreement.

       (d) It is understood by and between us that the promises made by you in this paragraph 19 are essential elements of our Agreement and that, but for your agreement to comply with such covenants, the Company would not have entered into this Agreement.

       (e) You may at any time consult with the Chief Executive Officer of the Company regarding any actions you intend to take, or transactions which you intend to engage, in order to avoid inadvertently breaching the provisions of paragraphs 17 or 19, or any other provision, of this Agreement.

Thomas Unterman
December 22, 1999
Page 9

20. Termination of Benefits: You agree that the benefits to be provided to you by the Company under this Agreement are subject to termination, reduction or cancellation in the event that you take any action or engage in any conduct in violation of this Agreement. The Company agrees to notify you if you are believed to be engaging in conduct in violation of this Agreement and provide you with a thirty-day grace period to cure your breach if it consists of an act that can be cured. Notwithstanding anything in this Agreement to the contrary, if you fail to cure such breach during such period or if the breach is not one that is susceptible of being cured, the benefits provided to you under this Agreement will be canceled, but only to the extent they are in addition to those benefits to which you would otherwise be entitled.

21. Further Assurances: Each of the parties to this Agreement agrees that neither party shall, directly or indirectly, participate in or contribute to any discussion, or other publicity concerning or relating to the terms of this Agreement. Further, the parties agree that neither will make any statements, orally or in writing and directly or indirectly, that in any way would reflect negatively upon or be injurious to the reputation of the other party.

22. Release: (a) In exchange for the additional benefits to be provided to you from the Company under this Agreement, you, on behalf of yourself, your heirs, executors, administrators and assigns, hereby waive, release, and forever discharge the Company, its shareholders, directors, officers, employees, successors and assigns completely from any and all claims, actions, rights, demands, liabilities and causes of any action of every kind and character, known or unknown, mature or unmatured, which you had or now have, arising from or relating to your active employment, your Leave of Absence, your termination of employment, or any act of the Company, or its directors, officers, and employees occurring up to and including the date of this release, including, but not limited to, any claim to reinstatement of, or future employment with, the Company, any claim for breach of contract or wrongful termination, any claim for additional salary, severance pay, or other compensation or employee, fringe or retiree benefits, any claim under the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, or the Family and Medical Leave Act, as amended, and any claim based on tort, contract (expressed or implied), or any federal, state or local law, rule or regulation prohibiting employment discrimination, including, but not limited to, any claims of unlawful discrimination, any rights under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act ("Age Discrimination Act"), which prohibits age discrimination in employment, any rights under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion, or sex, or any other claim, action, cause of action, or liability arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation.

       (b) You also agree not to sue the Company or any of the other related parties or participate in a lawsuit or otherwise file or pursue a claim or initiate a proceeding of any sort on the basis of any claim of any type whatsoever in any way, directly or indirectly, arising out of

Thomas Unterman
December 22, 1999
Page 10

       or related to your active employment, your Leave of Absence, or the termination of your employment, with the Company. You further acknowledge and agree in the event that you breach the provisions of the preceding sentence (i) the Company shall be entitled to apply for and receive an injunction to restrain any violation of said provision, (ii) the Company shall not be obliged to continue payment of enhanced benefits under the Agreement to you, (iii) you shall be obliged to pay to the Company its costs and expenses in enforcing this release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and
       (iv) you shall be obliged upon demand to repay to the Company all but $1,000 of the value of the benefits under this Agreement paid or provided to you, and the foregoing shall not affect the validity of this release.

       (c) This release does not release the Company from any obligation or claim for any amount payable under this Agreement or any employee benefit plan nor does it apply to any rights under the Age Discrimination Act which occur after the date this release is signed.

23. Additional Waiver for California: In addition, you expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

       A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

       Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, you expressly acknowledge that this, Agreement is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.

24. Revocation Period: (a) You acknowledge that you have been given a period of at least twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of the 2l-day period as you wish before signing it. If you do not execute and deliver this Agreement to the Company within the time provided, none of the payments or benefits under this Agreement will be made by the Company to you and your employment will terminate as of December 27, 1999.

       (b) You also understand that you may revoke this Agreement within seven
       (7) days after signing this Agreement. Revocation may be made by delivering a written notice of revocation to me. For this revocation to be effective, I must receive written notice no later than the close of business on the seventh day after you have signed this Agreement. However, if you elect to revoke this Agreement, the rights and obligations of both you and the Company under this Agreement shall in all respects terminate, it will not be effective or enforceable, you will not receive the benefits and payments described in this Agreement, and your employment will terminate as of December 27, 1999.

Thomas Unterman
December 22, 1999
Page 11

       (c) Provided that you have complied with all of the terms and conditions of this Agreement, and provided further that you have not exercised your revocation rights, it shall become effective on the day which immediately follows the expiration of the above seven day revocation period described in the preceding paragraph.

       (d) You acknowledge that in the event that you do not execute and deliver all the documents required by this Agreement or in the event that you revoke the required releases, you will be obligated to return, and you expressly agree that you will return upon demand of the Company, all payments made to you by the Company pursuant to this Agreement, and this obligation to return all such payments shall survive any such actions by you.

25. Advice of Counsel: You represent and agree that you fully understand your right to discuss, and that the Company has advised you to discuss, all aspects of this Agreement with your private attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

26. Entire Agreement: This Agreement contains the entire agreement and understanding between you and the Company regarding your active employment, Leave of Absence, and termination of employment from the Company, and totally replaces any and all prior agreements, arrangements, representations, and understandings, written or oral, express or implied, including, without limitation, obligations under the Company's regular severance pay policy. Neither you nor the Company shall be bound or liable for any representation, promise or inducement not contained herein or therein. This Agreement cannot be amended, modified, supplemented or altered in a manner that would change the economic value of the Agreement, except by written amendment or supplement signed by you and the Company.

27. Binding on Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon your heirs, executors, administrators, successors and assigns. Should the Company merge or consolidate with another company or sell substantially all of its assets to another company or entity, this Agreement shall become an obligation of the surviving or acquiring company or entity,

28. Severability: Should any provision of this Agreement be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

29. Arbitration: In exchange for the additional benefits to be provided to you under this Agreement, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement or any payment required to be made hereunder or arising out of or in connection with your employment relationship with the Company shall be resolved

Thomas Unterman
December 22, 1999
Page 12

       through final and binding arbitration as set forth below, and such arbitration shall be the sole and exclusive remedy for resolving any such claims or disputes. You understand that by agreeing to arbitration as an exclusive remedy, you are waiving any rights you may have to litigate your rights under this Agreement or in connection with your employment with the Company or any of its subsidiaries and affiliates in a court of law, including but not limited to, any right to a jury trial. This binding arbitration provided for under this Agreement with respect to this Agreement and your employment shall take place in California and be in compliance with and governed by the provisions of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

30. Governing Law: This Agreement shall be construed and interpreted in accordance with California law.

31. Acknowledgment: You acknowledge and agree the release in this Agreement is an essential and material term of this Agreement and that if you do not agree to this release, you will not receive any of the benefits under this Agreement. Further, you recognize and agree that you are voluntarily signing this Agreement with the full knowledge and consent that, as a consequence thereof, arbitration is the sole and exclusive remedy for resolving any dispute, controversy or claim arising out of this Agreement or your employment relationship with the Company.

Please sign below and return this letter to me within 21 days to indicate your agreement to these terms.


Sincerely,

/s/ MARK H. WILLES

Mark H. Willes
on behalf of the The Times Mirror Company


I have read the terms of this Agreement, including the waiver and release, and I understand and agree to its provisions. I have been provided with a fully executed copy of same. I understand that it contains a release of all known and unknown claims and I voluntarily sign this Agreement.


  /s/ THOMAS UNTERMAN                       Date:  12/23/99
---------------------------                      -------------------------------
      Thomas Unterman

Attachments
       -      October 4, 1999 memo
       -      Special Deferral Election Form
       -      LTD conversion information